TEMPLETON INSTITUTIONAL FUNDS, INC.

                             ARTICLES SUPPLEMENTARY


                  TEMPLETON INSTITUTIONAL FUNDS, INC., a Maryland corporation registered as an open-end investment company under the Investment Company Act of 1940 and having its principal office in the State of Maryland in Baltimore City, Maryland (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

                  FIRST: The Board of Directors of the Corporation, at a meeting duly convened and held on February 21, 1997, adopted a resolution classifying SEVENTY MILLION (70,000,000) Shares of Common Stock previously classified as shares of the Growth Series as shares of the Emerging Fixed Income Markets Series.

                  SECOND: Immediately prior to the effectiveness of the Articles Supplementary of the Corporation as hereinabove set forth, the Corporation had authority to issue SEVEN HUNDRED MILLION (700,000,000) Shares of Common Stock of the par value of $0.01 per Share and having an aggregate par value of SEVEN MILLION ($7,000,000) dollars, of which the Board of Directors had classified (i) THREE HUNDRED FIFTY FIVE MILLION (355,000,000) Shares as Foreign Equity Series shares, (ii) ONE HUNDRED TWENTY MILLION (120,000,000) Shares as Growth Series shares, and (iii) TWO HUNDRED TWENTY FIVE MILLION (225,000,000) Shares as Emerging Markets Series shares. As amended hereby, the Corporation's Articles of Incorporation authorize the issuance of SEVEN HUNDRED MILLION (700,000,000) Shares of Common Stock of the par value of $0.01 per Share and having an aggregate par value of SEVEN MILLION ($7,000,000) dollars, of which the Board of Directors has classified (i) THREE HUNDRED FIFTY FIVE MILLION (355,000,000) Shares as Foreign Equity Series shares, (ii) FIFTY MILLION (50,000,000) Shares as Growth Series shares, (iii) TWO HUNDRED TWENTY FIVE MILLION (225,000,000) Shares as Emerging Markets Series shares, and (iv) SEVENTY MILLION (70,000,000) Shares as Emerging Fixed Income Markets Series shares. The preferences, rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of the Series of shares, as set forth in the Articles of Incorporation of the Corporation as heretofore amended and supplemented, are not changed by these Articles Supplementary.

                  THIRD: The Shares of Common Stock of the Corporation authorized and classified pursuant to Articles First and Second of these Articles Supplementary have been so authorized and classified by the Board of Directors under the authority contained in the Charter of the Corporation. The total number of Shares of Common Stock of the various series that the Corporation has authority to issue has been established by the Board of Directors in accordance with Section 2-105(c) of the Maryland General Corporation Law.

                  IN WITNESS WHEREOF, Templeton Institutional Funds, Inc. has caused these Articles Supplementary to be signed in its name on its behalf by its authorized officers who acknowledge that these Articles Supplementary are the act of the Corporation, that to the best of their knowledge, information and belief, all matters and facts set forth herein relating to the authorization and approval of these Articles Supplementary are true in all material respects and that this statement is made under the penalties of perjury.

Date:    April 10, 1997

                                            TEMPLETON INSTITUTIONAL FUNDS, INC.

[CORPORATE SEAL]


                                            By:/s/JOHN R. KAY
                                              John R. Kay
                                              Vice President


Attest:/s/JEFFREY L. STEELE
       Jeffrey L. Steele
       Assistant Secretary